Exhibit 99.1
AEROPOSTALE REPORTS OCTOBER SALES RESULTS
- Comparable store sales increase 5.6% for the month
- Raises third quarter earnings guidance to $0.60 — $0.61 per diluted share, versus previously issued guidance of $0.58 — $0.59 per diluted share
New York, New York — November 2, 2006 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended October 28, 2006 increased 18.3% to $99.2 million, compared to $83.9 million for the four-week period ended October 29, 2005. The company’s comparable store sales increased 5.6% for the month, versus a comparable store sales decrease of 2.5% in the year ago period.
For the third quarter of Fiscal 2006, total net sales have increased 18.7% to $385.5 million, compared to $324.7 million in the year-ago period. Comparable store sales for the third quarter increased 5.6%, versus a comparable store sales decrease of 1.5% in the year-ago period. Fiscal year to date, total net sales have increased 17.8% to $906.4 million, compared to $769.1 million in the year-ago period. Fiscal year to date, comparable store sales increased 1.8%, versus a comparable store sales decrease of 0.1% in the year-ago period.
Julian R. Geiger, Chairman and Chief Executive Officer said, “During the month we were able to make a smooth transition into our holiday floorset, while managing our back to school clearance inventories. The early customer reaction to our holiday merchandise assortment has been strong and we ended the month with both sales and margins above our initial projections. As a result, we are able to raise our earnings guidance for the third quarter once again.”
Based on the stronger than expected sales and margins for October, the company now expects to report third quarter earnings in the range of $0.60 — $0.61 per diluted share, versus its previously issued guidance in the range of $0.58 — $0.59 per diluted share.
Mr. Geiger concluded, “We are very pleased with our overall results for the back to school selling season, which reflect the successful execution of our strategic initiatives. We believe that our merchandise assortment is both trend right and compelling and we are excited about our opportunities as we head into the peak holiday selling season.”
To hear the Aeropostale prerecorded October sales message, please dial (888) 203-1112 followed by the conference identification number #4127309.
About Aeropostale, Inc.
Aeropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aeropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aeropostale products are currently purchased only in its stores, on-line through its e-commerce website (www.aeropostale.com) or at organized sales events at college campuses.
The company currently operates 726 Aeropostale stores in 47 states and 14 Jimmy’Z stores in 11 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN “FORWARD-LOOKING STATEMENTS” CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY’S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND CURRENT REPORTS ON FORM 8-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.